Exhibit 99.1

News Release

For Immediate Release

JACKSON HEWITT REPORTS

SECOND QUARTER FISCAL 2007 RESULTS

14% Increase in Territory Sales in First Six Months

10% Expected Growth in Number of Offices for 2007 Tax Filing Season

$80 Million of Common Stock Repurchased in First Six Months

PARSIPPANY, NJ – November 28, 2006 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) today reported financial results for the second quarter and first six months of fiscal 2007. Total revenues in the current quarter were $6.2 million as compared to $9.0 million in the prior year period. Net loss in the current quarter was $15.5 million ($0.46 per share) as compared to a net loss of $11.3 million ($0.31 per share) in the prior year period. Net loss would have been $0.38 per share, adjusting for changes in the Company’s financial product agreements that became effective in the 2006 tax season ($0.05 per share) and the lower share count primarily resulting from the Company’s share repurchase programs ($0.03 per share). Jackson Hewitt typically generates a loss in the first and second fiscal quarters due to the seasonal nature of the tax service business.

The Company sold 151 territories during the first six months as compared to 133 territories in the prior year period, representing a 14% increase, and remains on target to sell approximately 200 territories for the year.

Jackson Hewitt expects to open 600-650 additional offices for the 2007 tax season. This will bring the office count to over 6,600 and represents 10% growth in offices over the prior year, in line with historical experience.

“Our tax season began in November with customer year-end tax planning and the Holiday Express Loan Program® for which we have seen a significant increase in customer traffic in advance of the filing season,” said Michael Lister, Chairman and Chief Executive Officer. “This growth demonstrates the success of our strategy of improved convenience and enhanced products and services to meet consumer demand.”

3 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.630.0821 Fax: 973.630.0812

www.jacksonhewitt.com

The Company repurchased 1.4 million shares of common stock at a total cost of $45.5 million during the quarter and 2.5 million shares of common stock at a total cost of $79.6 million during the first six months. As previously announced during the quarter, the Company completed its $75 million share repurchase program and repurchased an additional $4.6 million of stock under its recently authorized $200 million multi-year share repurchase program.

For the first six months of the year, the Company generated revenues of $12.0 million, as compared to $15.1 million in the prior year period, and a net loss of $28.2 million ($0.82 per share) as compared to a net loss of $24.5 million ($0.67 per share). The reduced share count, primarily as a result of the share repurchase programs $(0.06 per share), and changes in the financial product agreements resulting in revenues being earned in the third and fourth fiscal quarters ($0.07 per share) resulted in a $0.13 increase in loss per share for the first six months. In the first six months of the prior year, the Company incurred a $2.7 million non-cash charge ($0.04 per share) associated with debt refinancing.

Franchise Operations

Revenues in the current quarter were $5.7 million, as compared to $8.5 million in the prior year period due to the elimination of $2.8 million of other financial product revenues under the Company’s financial product agreements that became effective with the 2006 tax season.

Prior to the new agreements, a portion of the financial product related revenues had been earned in the first and second quarters. Under the new agreements, financial product fees are earned during the tax season in the third and fourth fiscal quarters for providing access to Jackson Hewitt’s offices and supporting the technology needs of the programs. Financial product fees earned in the first and second quarters are now primarily related to the Gold Guarantee product which is recognized in all four quarters of the fiscal year.

Other revenues included the sale of 76 territories as compared to 81 in the prior year period.

Cost of operations increased by $1.0 million largely due to costs associated with the cumulative growth over the prior three years in the Gold Guarantee program, as well as increased personnel related to expected growth in the business. Loss before income taxes was $8.6 million, as compared to $4.1 million in the prior year period.

Company Owned-Office Operations

Loss before income taxes increased by $1.5 million to $7.6 million in the quarter primarily due to higher planned off-season occupancy and personnel costs associated with operating the increased number of offices that were opened in 2006 and that are planned for 2007.

Corporate and Other

Stock-based compensation increased by $0.3 million as the Company granted additional stock options in the first quarter for which the associated cost is incurred over the four year vesting period following the grant date. Interest expense increased by $0.6 million as a result of higher average debt outstanding, primarily to fund the share repurchase programs, and higher interest rates.

Conference Call

Michael Lister, Chairman and Chief Executive Officer, and Mark Heimbouch, Chief Financial Officer, will host a live webcast over the internet later this morning at 11:00 a.m. Eastern Time to discuss the quarter’s results. Please visit the Investor Relations tab of the Company’s website, www.jacksonhewitt.com, at least 10 minutes prior to the beginning of the call in order to access the webcast.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with over 6,000 franchised and company-owned offices throughout the United States during the 2006 tax season, is an industry leader providing full service individual federal and state income tax preparation. Most offices are independently owned and operated. The Company is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040.

This press release contains statements including, without limitation, those statements relating to territory sales and office growth, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to achieve the same level of growth in revenues and profits that it has in the past; the Company’s ability to maintain its quarterly dividend at the current level; government initiatives that simplify tax return preparation, improvements in the timing and efficiency of processing tax returns or a decrease in the number of tax returns filed or the size of tax refunds; government legislation and regulation of the industry and products and services, including refund anticipation loans; the success of the Company’s franchise operations; changes in the Company’s relationship with financial product providers and retailers; the Company’s compliance with revolving credit facility covenants; the Company’s exposure to litigation; the seasonality of the Company’s business and its effect on the stock price; and the effect of market conditions within the tax return preparation industry.

Additional information concerning these and other risks that could impact the Company’s business can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006 and other public filings with the Securities and

Exchange Commission (“SEC”). Copies are available from the SEC or the Company’s website. The Company assumes no obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements.

Contact:

Investor Relations:	Media Relations:
David Kraut	Sheila Cort
Vice President,	Vice President,
Treasury & Investor Relations	Corporate Communications
973-630-0821	973-630-0680

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JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of October 31, 2006	As of April 30, 2006
Assets
Current assets:
Cash and cash equivalents	$457	$15,150
Accounts receivable, net of allowance for doubtful accounts of $1,577 and $1,168, respectively	2,864	20,184
Notes receivable, net	5,355	4,830
Prepaid expenses and other	7,800	8,755
Deferred income taxes	4,996	4,583

Total current assets	21,472	53,502

Property and equipment, net	36,406	35,808
Goodwill	393,122	392,700
Other intangible assets, net	84,994	86,085
Notes receivable, net	6,415	3,453
Other non-current assets, net	15,669	16,534

Total assets	$558,078	$588,082

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$22,832	$44,001
Income taxes payable	13,139	47,974
Deferred revenues	7,983	9,304

Total current liabilities	43,954	101,279

Long-term debt	193,000	50,000
Deferred income taxes	37,097	36,526
Other non-current liabilities	8,826	12,354

Total liabilities	282,877	200,159

Stockholders’ equity:
Common stock, par value $0.01; Authorized: 200,000,000 shares; Issued: 37,918,391 and 37,843,898 shares, respectively	379	378
Additional paid-in capital	354,132	350,526
Retained earnings	61,134	97,413
Accumulated other comprehensive income	491	933
Less: Treasury stock, at cost: 5,005,256 and 2,538,197 shares, respectively	(140,935)	(61,327)

Total stockholders’ equity	275,201	387,923

Total liabilities and stockholders’ equity	$558,078	$588,082

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended October 31,		Six Months Ended October 31,
	2006	2005	2006	2005
Revenues
Franchise operations revenues:
Royalty	$719	$872	$1,342	$1,327
Marketing and advertising	316	402	596	612
Financial product fees (a)	2,269	2,136	4,487	3,982
Other financial product revenues (a)	—	2,799	—	4,109
Other	2,397	2,279	4,732	4,261
Service revenues from company-owned office operations	454	538	859	842

Total revenues	6,155	9,026	12,016	15,133

Expenses
Cost of franchise operations	7,993	6,991	15,953	14,503
Marketing and advertising	3,463	3,172	6,297	5,855
Cost of company-owned office operations	5,907	4,964	10,699	9,143
Selling, general and administrative	9,233	8,283	16,804	15,120
Depreciation and amortization	2,994	2,724	5,966	5,383

Total expenses	29,590	26,134	55,719	50,004

Loss from operations	(23,435)	(17,108)	(43,703)	(34,871)
Other income/(expense):
Interest income	253	195	666	925
Interest expense	(2,495)	(1,883)	(3,732)	(3,917)
Write-off of deferred financing costs	(108)	—	(108)	(2,677)
Gain on sale of assets, net	—	216	—	216

Loss before income taxes	(25,785)	(18,580)	(46,877)	(40,324)
Benefit from income taxes	10,296	7,292	18,718	15,829

Net loss	$(15,489)	$(11,288)	$(28,159)	$(24,495)

Loss per share:
Basic and diluted	$(0.46)	$(0.31)	$(0.82)	$(0.67)

Weighted average shares outstanding:
Basic and diluted	33,628	36,218	34,258	36,818

Note to Consolidated Statements of Operations:

(a)	Due to the current agreements with the providers of financial products to the Company’s customers, which became effective January 2006, the Company no longer earns other financial products revenues on refund anticipation loans facilitated by its network. The Company now earns financial product fees under such agreements primarily over the course of the tax season during the Company’s third and fourth fiscal quarters.

JACKSON HEWITT TAX SERVICE INC.

FRANCHISE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended October 31,		Six Months Ended October 31,
	2006	2005	2006	2005
Revenues
Royalty	$719	$872	$1,342	$1,327
Marketing and advertising	316	402	596	612
Financial product fees (a)	2,269	2,136	4,487	3,982
Other financial product revenues (a)	—	2,799	—	4,109
Other	2,397	2,279	4,732	4,261

Total revenues	5,701	8,488	11,157	14,291

Expenses
Cost of operations	7,993	6,991	15,953	14,503
Marketing and advertising	3,043	2,774	5,735	5,273
Selling, general and administrative	1,163	958	2,249	1,839
Depreciation and amortization	2,268	2,064	4,531	4,047

Total expenses	14,467	12,787	28,468	25,662

Loss from operations	(8,766)	(4,299)	(17,311)	(11,371)
Other income/(expense):
Interest income	161	183	432	455

Loss before income taxes	$(8,605)	$(4,116)	$(16,879)	$(10,916)

Note to Franchise Results of Operations:

(a)	Due to the current agreements with the providers of financial products to the Company’s customers, which became effective January 2006, the Company no longer earns other financial products revenues on refund anticipation loans facilitated by its network. The Company now earns financial product fees under such agreements primarily over the course of the tax season during the Company’s third and fourth fiscal quarters.

JACKSON HEWITT TAX SERVICE INC.

COMPANY-OWNED OFFICE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended October 31,		Six Months Ended October 31,
	2006	2005	2006	2005
Revenues
Service revenues from operations	$454	$538	$859	$842

Expenses
Cost of operations	5,907	4,964	10,699	9,143
Marketing and advertising	420	398	562	582
Selling, general and administrative	1,004	874	1,725	1,486
Depreciation and amortization	726	660	1,435	1,336

Total expenses	8,057	6,896	14,421	12,547

Loss from operations	(7,603)	(6,358)	(13,562)	(11,705)
Other income/(expense):
Gain on sale of assets, net	—	216	—	216

Loss before income taxes	$(7,603)	$(6,142)	$(13,562)	$(11,489)

JACKSON HEWITT TAX SERVICE INC.

CORPORATE AND OTHER

(Unaudited)

(In thousands)

	Three Months Ended October 31,		Six Months Ended October 31,
	2006	2005	2006	2005
Expenses (a)
General and administrative	$5,997	$5,681	$10,838	$10,519
Stock-based compensation	1,069	770	1,992	1,276

Total expenses	7,066	6,451	12,830	11,795

Loss from operations	(7,066)	(6,451)	(12,830)	(11,795)
Other income/(expense):
Interest income	92	12	234	470
Interest expense	(2,495)	(1,883)	(3,732)	(3,917)
Write-off of deferred financing costs	(108)	—	(108)	(2,677)

Loss before income taxes	$(9,577)	$(8,322)	$(16,436)	$(17,919)

Note to Corporate and Other:

(a)	Included in selling, general and administrative in the Consolidated Statements of Operations.